Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-76134, 333-65361, 333-65359, 333-65363, and 333-52928 of Fifth Third Bancorp on Form S-8 of our report dated June 24, 2005 appearing in this Annual Report on Form 11-K of the Franklin Financial Employees Retirement Savings Plan for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

June 28, 2005